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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of ARRIS Group, Inc. for the registration of $125,000,000 4-1/2% convertible subordinated notes due 2008 and the 25,000,000 shares of its common stock issuable upon conversion of the notes and to the incorporation by reference therein of our report dated February 4, 2003, except for Note 19, as to which the date is March 24, 2003, with respect to the consolidated financial statements and schedule of ARRIS Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP
Atlanta, Georgia
June 6, 2003